EXHIBIT 5.1


                                KRYS BOYLE, P.C.
                               Attorneys at Law
TELEPHONE                   Suite 2700 South Tower                FACSIMILE
(303) 893-2300              600 Seventeenth Street             (303) 893-2882
                          Denver, Colorado 80202-5427



                               September 17, 2003



Delta Petroleum Corporation
Suite 1400
475 17th Street
Denver, Colorado  80202


Dear Board of Directors:

     We have acted as counsel to Delta Petroleum Corporation, a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of an amended Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, a total of 3,070,488 (the "Shares") of its common stock, $.01 par value (the "Common Stock") of which 382,001 shares have been issued and 2,688,487 shares may be issued upon exercise of options outstanding under the Company's 1993 Incentive Plan. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Articles of Incorporation and Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that all of the Shares have been duly and validly authorized by the Company, and with regard to the 382,001 shares currently outstanding, have been duly and validly issued and are fully paid and non-assessable. With regard to the remaining shares, such shares will be, when issued in accordance with the Company's 1993 Incentive Plan, duly and validly issued and fully paid and non-assessable.


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     Our opinion is limited to the laws of the State of Colorado, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Experts" in the Propectus.

                                 Very truly yours,

                                 KRYS BOYLE, P.C.


                                 By:  /s/ Stanley F. Freedman, P.C.
                                      Stanley F. Freedman, P.C.























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EXHIBIT 23.1





                      Consent of Independent Auditors



The Board of Directors
Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Delta Petroleum Corporation of our report dated September 12, 2002, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income
(loss), and cash flows for each of the years in the three-year period ended June 30, 2002 which report appears in the June 30, 2002, annual report on Form 10-K of Delta Petroleum Corporation. We also consent to the reference to our name under the caption "Experts" in the Prospectus.




                                  KPMG LLP



Denver, Colorado
September __, 2003